                                                               EXHIBIT (a)(1)(A)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                          NATIONAL HOME CENTERS, INC.
                              AT $1.40 PER SHARE
                                      BY
                            THE NEWMAN FAMILY, LLC
                        _______________________________

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CENTRAL STANDARD TIME, ON MONDAY, DECEMBER 10, 2001, UNLESS THE OFFER IS EXTENDED.

                        _______________________________


     The Offer and withdrawal rights will expire at 5:00 p.m., Central Standard Time, on Monday, December 10, 2001, unless the Offer is extended.

     A summary of the principal terms of this Offer appears on pages 1 to 4.
You should read this entire document carefully before deciding whether to tender your shares of common stock.

     The Offer is being made by The Newman Family, LLC, which is owned and managed by Dwain A. Newman, the majority stockholder and Chairman of the Board of National Home Centers, Inc. ("NHC").

     NHC's Board of Directors, by unanimous decision of the four (4) directors participating, half of whom are not employees of NHC, and based upon the unanimous recommendation of a Special Committee of independent directors:

     . determined that the Offer is advisable, fair to, and in the best interests of NHC and its minority stockholders;

     .  approved the Offer and the transactions contemplated thereby; and

     . recommended that NHC's stockholders accept the Offer and tender their shares pursuant to the Offer.

     The Offer is conditioned upon a number of things, including consummation of financing sufficient to complete the transactions. See "The Tender Offer -
Section 12. Conditions of the Offer." The purchaser has received a financing commitment letter which it believes will enable it to pay for the Shares tendered in the Offer and acquired in the second-step merger.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

                        _______________________________

                    The Information Agent for the Offer is:

                         Corporate Communications, Inc.

             The Date of this Offer to Purchase is November 9, 2001

                                   IMPORTANT

     If you want to tender all or any portion of your shares of common stock of National Home Centers, Inc. ("Shares"), you should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (i) mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Depositary or (ii) tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares" or (b) request that your broker, dealer, commercial bank, trust company, or other nominee effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact the broker, dealer, commercial bank, trust company, or other nominee if you want to tender your Shares.

     If you want to tender your Shares and your certificates evidencing such Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares following the procedures for guaranteed delivery set forth in "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares."

     You can ask questions or request assistance from the Information Agent at the address and telephone number listed on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from the broker, dealer, commercial bank, or trust company in whose name your Shares may be registered.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET.........................................................   1

INTRODUCTION...............................................................   5

SPECIAL FACTORS............................................................   7

        1.  Background of the Offer 7

        2.  Purpose and Reasons for the Offer..............................   9

        3.  Recommendation of the Board of Directors and Fairness
                of the Offer...............................................   9

        4.  Opinion of the Special Committee's Financial Advisor...........  12

        5.  Position of the Purchaser Regarding Fairness of the Offer......  16

        6.  Plans for NHC After the Offer; Certain Effects of the Offer....  17

        7.  Interests of Certain Persons in the Offer......................  17

        8.  The Merger.....................................................  18

        9.  Appraisal Rights...............................................  18

        10. Transactions and Arrangements Concerning the Shares............  19

THE TENDER OFFER...........................................................  20

        1. Terms of the Offer; Expiration Date.............................  20

        2.  Acceptance for Payment and Payment.............................  21

        3.  Procedures for Accepting the Offer and Tendering Shares........  22

        4.  Withdrawal Rights..............................................  25

        5.  Certain Federal Income Tax Consequences........................  26

        6.  Price Range of the Shares; Dividends...........................  27

        7.  Effect of the Offer on the Market for the Shares;
                Stock Exchange Listing; Exchange Act Registration;
                and Margin Regulations.....................................  28

        8.  Certain Information Concerning NHC.............................  29

        9.  Financial Projections of NHC...................................  33

        10. Certain Information Concerning the Purchaser...................  34

        11. Source and Amount of Funds.....................................  34

        12. Conditions of the Offer........................................  35

        13. Certain Legal Matters; Required Regulatory Approvals...........  36

        14. Certain Fees and Expenses......................................  37

        15. Miscellaneous..................................................  38

                               SUMMARY TERM SHEET

          The Newman Family, LLC is offering to purchase all of the outstanding shares of common stock (the "Shares") of National Home Centers, Inc. not currently owned by Dwain A. Newman for $1.40 per Share in cash. The following are some of the questions that you, as a stockholder of National Home Centers, Inc., may have and answers to those questions. Please read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal. In this document, The Newman Family, LLC is individually referred to as the "LLC," Dwain A. Newman is individually referred to as "Mr. Newman," and the LLC and Mr. Newman are collectively referred to as the "Purchaser." National Home Centers, Inc. is called "NHC."

Who Is Offering to Buy My Securities?

          Our name is The Newman Family, LLC. We are an Arkansas limited liability company owned and managed by Dwain A. and Glenda R. Newman. Mr. Newman is the founder, majority stockholder, Chairman of the Board of Directors, and Chief Executive Officer of NHC. Mr. Newman is currently the beneficial owner of 4,535,211 outstanding Shares. This represents approximately 63.5% of NHC's outstanding Shares as of November 2, 2001. See "The Tender Offer -
Section 10.  Certain Information Concerning the Purchaser."

What Are the Classes and Amounts of Securities Sought in the Offer?

          We are seeking to acquire all of NHC's outstanding Shares that Mr. Newman does not already own. See "Introduction." There are currently 7,142,251 Shares outstanding, of which 2,607,040 are not owned by Mr. Newman. There are no other classes of NHC stock outstanding.

How Much are You Offering to Pay and What is the Form of Payment?

          We are offering to pay you $1.40 per Share, in cash, less any amounts required by law to be withheld and paid to governmental entities. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions, or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares."

Do You Have the Financial Resources to Make Payment?

          We have received a financing commitment letter from Arvest Bank, N.A., relating to up to $4 million in debt financing for the Offer and the Merger. We believe this financing will be sufficient to allow us to pay for the Shares tendered in the Offer and to complete the second-step merger of NHC. The commitment letter also provides for an additional $4.5 million to refinance certain indebtedness currently associated with the collateral being used to secure the loan. The commitment letter is subject to certain customary conditions, including execution of definitive documentation and the absence of any material adverse change in NHC. See "The Tender Offer - Section 11. Source and Amount of Funds."

How Long Do I Have to Decide Whether to Tender in the Offer?

          You will have until 5:00 p.m., Central Standard Time, on Monday, December 10, 2001, to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares."

Can the Offer Be Extended and Under What Circumstances?

          We can extend the Offer without the consent of NHC, from time to time, after commencement of the Offer, in our discretion. We may establish a subsequent offering period of up to 20 business days under certain circumstances. A subsequent offering period is an additional period of time beginning after we have purchased Shares tendered in the Offer during which time you can tender, but not withdraw, Shares and receive the Offer Price. See "The Tender Offer - Section 1. Terms of the Offer; Expiration Date."

How Will I Be Notified if the Offer is Extended?

          If we extend the Offer, we will inform UMB Bank, the Depositary for the Offer, and will make a public announcement of the extension, not later than 9:00 a.m., Eastern Standard Time, on the next business day after the day on which the Offer was scheduled to expire. See "The Tender Offer - Section 1. Terms of the Offer; Expiration Date."

What Are the Most Significant Conditions to the Offer?

          The Offer is conditioned upon, among other things, the absence of any material adverse change to NHC, and consummation of financing sufficient to complete the Offer and the Merger. We can, in our discretion, waive either or both of these conditions. See "The Tender Offer - Section 12. Conditions of the Offer."

How Do I Tender My Shares?

          To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer, or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver everything that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank, or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days. However, the Depositary must receive the missing items within that three-day trading period or your Shares will not be validly tendered. See "The Tender Offer -
Section 3.  Procedures for Accepting the Offer and Tendering Shares."

My Shares Were Purchased in the NHC Employee Stock Purchase Plan. Can I Tender These Shares?

          Yes, you can tender shares you purchased in the employee stock purchase program by following the procedures described in the Direction Form for ESPP Participants. See "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares."

Can I Tender Shares Purchased in the NHC 401(k) Retirement Plan?

          Yes, you can tender shares you purchased through your 401(k) retirement account by following the procedures described in the Direction Form for 401(k) Participants. See "The Tender Offer - Section 3. Procedures for Accepting the Offer and Tendering Shares."

Until What Time Can I Withdraw Previously Tendered Shares?

          You can withdraw previously tendered Shares at any time until the Offer expires on Monday, December 10, 2001 and, if we have not agreed to accept your Shares for payment by January 9, 2001, you can withdraw them at any time after such time until we accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period. See "The Tender Offer -
Section 1.  Terms of the Offer; Expiration Date" and "The Tender Offer - Section
4.  Withdrawal Rights."

How Do I Withdraw Previously Tendered Shares?

          To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See "The Tender Offer - Section 4. Withdrawal Rights."

What Does NHC's Board of Directors Think of the Offer?

          NHC's Board of Directors, by unanimous decision of those directors participating and based upon the unanimous recommendation of a Special Committee of independent directors: (1) determined that the Offer is advisable, fair to, and in the best interests of, NHC and its minority stockholders; (2) approved the Offer and the transactions contemplated thereby; and (3) recommended that you accept the Offer and tender your Shares. The Special Committee consisted of Richard D. Denison and David W. Truetzel, neither of whom is an employee of NHC. All members of the Special Committee, Danny R. Funderberg, NHC's President and Chief Operating Officer, and Roger A. Holman, NHC's Senior Vice President, Purchasing/Marketing, participated in the Board's recommendation. Brent A. Hanby, NHC's Executive Vice President and Chief Financial Officer, abstained from voting because of his family relationship with Mr. Newman. Mr. Hanby is the stepson of Mr. Newman. Mr. Newman also abstained because he is a member of the Purchaser. See "Special Factors - Section 3. Recommendation of the Special Committee and the Board; Fairness of the Offer."

Why Was the Special Committee Formed?

          Mr. Newman currently owns approximately 63.5% of the Shares. He will own or control all the outstanding Shares of NHC after the Offer or, if necessary, the Merger (defined below). Accordingly, the Board believed that a Special Committee of independent directors who are not officers or employees of NHC and who have no financial interest in the transactions different from NHC's minority stockholders generally should be formed to evaluate, negotiate, and, if appropriate, approve the Offer. See "Special Factors - Section 1. Background of the Offer" and "Special Factors - Section 7. Interests of Certain Persons in the Offer."

Following the Offer, Will NHC Continue as a Public Company?

          No. After the transactions contemplated by the Offer and the Merger take place, NHC will no longer be publicly owned. See "Special Factors -
Section 6.  Plans for NHC After the Offer; Certain Effects of the Offer."

Will the Offer Be Followed by a Merger if All of the Publicly Traded Shares of NHC Are Not Tendered in the Offer?

          Yes. Following the Offer, we intend to cause NHC to merge with and into another entity. If the Merger takes place, all of the stock of NHC will be owned and controlled by the Purchaser, and all of the remaining common stockholders of NHC who did not tender their Shares in the Offer will receive $1.40 per Share in cash. In the Merger, you may be entitled to demand appraisal of your Shares pursuant to the Arkansas Business Corporation Act of 1987 (the "ABCA"). Stockholders who tender their Shares in the Offer will not have appraisal rights with respect to their tendered Shares. If you properly demand the appraisal of your Shares, you will not receive cash in the Merger, but rather you will be entitled to payment of the fair value of your Shares in accordance with the provisions of the ABCA, which may be more than, less than, or equal to $1.40 per Share. See "Special Factors - Section 8. The Merger," "Special Factors - Section 6. Plans for NHC After the Offer; Certain Effects of the Offer" and "Special Factors - Section 9. Appraisal Rights."

If I Decide Not to Tender, How Will the Offer Affect My Shares?

          If the Merger takes place, stockholders who did not tender their Shares in the Offer will receive in the Merger the same amount of cash per Share which they would have received had they tendered their Shares in the Offer. Assuming the Merger takes place, you will be paid earlier if you tender your Shares in the Offer. If for some reason the Merger does not take place, the number of stockholders and Shares that are still in the hands of minority stockholders after the Offer may be so small that the Shares may no longer be eligible for listing on the Nasdaq SmallCap Market and there may no longer be an active public trading market (or, possibly, any trading market) for the Shares. If this is the case, and you do not tender your Shares, you may not be able to sell them in the open market. Also, NHC may no longer need to comply with the rules of the Securities and Exchange Commission ("SEC") relating to publicly held companies, such as regular reporting requirements. See "Special Factors -
Section 6. Plans for NHC After the Offer; Certain Effects of the Offer" and "Special Factors - Section 9. Appraisal Rights."

What is the Market Value of My Shares as of a Recent Date?

          On August 13, 2001, the last trading day before the submission of the Purchaser's initial proposal to NHC of $1.20 per share, the last sale price of the Shares reported on the Nasdaq SmallCap Market was $1.15 per Share. On October 4, 2001, the last trading day before NHC announced the revised Offer price of $1.40 per Share, the last sale price of the Shares reported on the Nasdaq SmallCap Market was $1.15 per Share. As of November 2, 2001, the last full trading day prior to the printing of this Offer to Purchase, the last sale price of the Shares reported on the Nasdaq SmallCap Market was $1.36 per Share. You should get a recent quotation before deciding whether to tender your Shares. See "The Tender Offer - Section 6. Price Range of the Shares; Dividends."

What Are the Tax Consequences to Me of the Transaction?

          If you tender Shares in the Offer, you will generally recognize gain or loss measured by the difference between the cash you received and your tax basis in the Shares tendered. See "The Tender Offer - Section 5. Certain Federal Tax Consequences."

Who Can I Talk to if I Have Questions About the Offer?

          You can call the Information Agent, Corporate Communications, Inc., at
(800) 899-6181 (at the tone, dial extension 990). See the back cover of this Offer to Purchase for more details.

TO THE HOLDERS OF COMMON STOCK OF
 NATIONAL HOME CENTERS, INC:

                                  INTRODUCTION

          The Newman Family, LLC hereby offers to purchase all outstanding shares of common stock, par value $0.01 per Share, of National Home Centers, Inc., an Arkansas corporation, which are not beneficially owned by Dwain A. Newman, at a price of $1.40 per Share in cash (the "Offer Price"), less any amounts required by law to be withheld and paid to governmental entities, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

          The LLC is an Arkansas limited liability company owned by Dwain A. and Glenda R. Newman. Mr. Newman is the founder, majority stockholder, Chairman of the Board, and Chief Executive Officer of NHC. The Purchaser beneficially owns approximately 63.5% of the outstanding Shares.

          The Offer is conditioned, among other things, upon an absence of any material adverse changes to NHC and consummation of financing sufficient to complete the transactions. The Purchaser may waive the above described conditions. The Purchaser has received a financing commitment letter which it believes will enable it to pay for the Shares tendered in the Offer and acquired in the Merger (defined below).

          As soon as practicable after the completion of the Offer, unless all of the Shares not owned by Mr. Newman are tendered in the Offer, the Purchaser intends to cause NHC to merge with and into another entity (the "Merger") in accordance with the applicable provisions of the ABCA. Because the Purchaser currently owns more than 63% of the outstanding Shares, the Purchaser intends to effect the Merger pursuant to written consent without a meeting and vote of NHC's minority stockholders, as provided by the ABCA. At the effective time of the Merger, each issued and outstanding Share other than (i) the Shares owned (or held in the treasury) by NHC, (ii) Shares of holders exercising dissenters' rights and (iii) Shares held by the Purchaser, will be converted into and represent the right to receive the Offer Price (the "Merger Consideration"). After the Merger, the Purchaser will own all of the outstanding shares of capital stock of the surviving entity. See "Special Factors - The Merger Agreement" for a description of the Merger and the Merger Agreement.

          NHC's Board of Directors, by unanimous decision of those directors participating and based upon the unanimous recommendation of a Special Committee of independent directors (the "Special Committee"): (i) has determined that the Offer and the transactions related thereto are advisable, fair to, and in the best interests of NHC and its minority stockholders; (ii) has approved the Offer and the transactions contemplated thereby; and (iii) recommends that NHC's minority stockholders accept the Offer and tender their Shares pursuant to the Offer. The Board's recommendation is contained in the Solicitation/ Recommendation Statement (the "Recommendation") on Schedule 14D-9, which was filed by NHC with the SEC in connection with this Offer and which is being furnished to stockholders concurrently with this Offer to Purchase.
Stockholders should read the Recommendation Statement for additional information regarding the Board's determination and recommendation.

          On October 1, 2001, Duff & Phelps, LLC, financial advisor to the Special Committee, delivered its written opinion to the Special Committee that, as of that date and based upon and subject to the various assumptions and limitations described in the opinion, the Offer Price to be received by the minority holders of Shares pursuant to the Offer was fair from a financial point of view to those holders. Duff & Phelps' opinion and presentation to the Special Committee were among the many factors taken into consideration by the Special Committee in its decision to recommend and by NHC's Board of Directors in making its determination to approve and to recommend that NHC's minority stockholders accept the Offer. Duff & Phelps' written opinion to the Special Committee is attached as Annex A to the Recommendation Statement which is being furnished to stockholders concurrently with this Offer to Purchase and as Exhibit (c)(1) to the Schedule TO which was filed with the SEC by the Purchaser in connection with the Offer. The opinion sets forth assumptions, limitations, and matters considered in the review undertaken in connection with the opinion. The opinion does not constitute a recommendation by Duff & Phelps to you as to whether you should tender your Shares pursuant to the Offer or as to any other matter relating to the Offer. You should read the opinion carefully and in its entirety.

          NHC supplied the information contained in this Offer to Purchase concerning NHC, including, without limitation, information about the deliberations of the Special Committee in connection with the Offer and the written opinion of Duff & Phelps as described above. The Purchaser takes no responsibility for the accuracy or completeness of such information.

          THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1.  Background of the Offer

          NHC was founded in 1972 by Dwain A. Newman. NHC began by operating lumberyards equipped with storage warehouses and primarily sold commodity products to professional contractors. In the early 1980's, Mr. Newman saw an opportunity to expand his business into the retail segment of the market to attract consumers who performed their own remodeling projects. The Company's first retail store opened in 1983, followed by a second retail location in 1985.

          The Company's philosophy at the time was to couple large retail stores with "lumberyards" to attract both consumer and contractor segments of the market. NHC developed a dual-customer strategy designed to capitalize on the overlap between retail and professional contractor sales by providing a broad product assortment and a full range of services in each of its markets, either at a single location or through an integrated network of stores. The foundation of this strategy called for NHC to: (i) dominate both retail and professional contractor sales in its markets; (ii) maximize synergies between customer groups; (iii) emphasize retail sales growth by opening home center superstores; and (iv) deliver superior service with attention to detail.

          Through the implementation of the dual-customer strategy and the addition of more stores, sales and earnings increased sharply from 1989 to 1993. NHC completed an initial public offering of approximately one-third of the Company's stock in May 1993. When NHC completed its initial public offering in May 1993, the Company operated seven stores in the State of Arkansas.

          NHC continued its expansion by opening several more retail stores ranging in size from 87,000 square feet to over 200,000 square feet. For many years, NHC dominated the home improvement industry in Central and Northwest Arkansas primarily because these markets lacked competition from national home improvement store chains. Once considered to be too small, these markets began to attract several nationally known competitors in their efforts to continue their nationwide expansion. Upon entering these markets, these new competitors offered lower prices than NHC. As a result, NHC has been forced to match prices to remain competitive, resulting in a steady decline in gross margins and sales per square foot. The increased competition and declining growth adversely impacted the market price of NHC's common stock.

          Since 1994, the market price of NHC's common stock has steadily declined, and there has been very little trading volume in the Shares. Faced with a new competitive environment and a declining stock price, NHC has attempted to increase stockholder value by returning its focus to professional contractor sales and exiting several retail stores. In 1997, NHC implemented a business plan designed to (a) stabilize the company and return it to profitability; and (b) provide a solid base for continued growth within its core markets. In the first quarter of fiscal 1999, NHC recorded its first net profit in four quarters and has shown profitability in eight of the last ten fiscal quarters.

          Despite the return to profitability, the stock price and trading volume have not responded favorably. Accordingly, in May, 2001, Mr. Newman began to explore the option of a going private transaction. In June, 2001, Mr. Newman engaged Wright, Lindsey & Jennings LLP as his legal advisor in connection with the Offer. Wright, Lindsey & Jennings has served and continues to serve as NHC's general counsel. For purposes of the Offer, however, NHC engaged Conner & Winters, P.L.L.C. as its legal advisor to provide advice in connection with the Offer.

          On June 29, 2001, at a meeting of the Board conducted via telephone, Mr. Newman announced his intention to make an offer to purchase all of the Shares that he did not own for cash. The Board resolved to create a Special Committee consisting of Richard D. Denison and David W. Truetzel, each of whom is an independent director, to evaluate the Offer and its fairness to the minority stockholders. The Board authorized the Special Committee to retain legal and financial advisors to assist in its examination of the Offer and to negotiate and make recommendations to the Board in connection with the Offer.

          On July 9, 2001 the Special Committee retained Schiff Hardin & Waite to act as the Special Committee's legal advisor in connection with its review of the Offer. On July 21, 2001, the Special Committee received detailed presentations from four investment banking firms. Schiff Hardin & Waite at that time discussed with the Special Committee its fiduciary duties in connection with the proposed Offer, the importance of retaining well-qualified financial advisors to assist the Special Committee in considering and analyzing the fairness of the Offer, and other factors related to a consideration of the Offer, including the potential continuation of NHC as a publicly-held entity without consummation of the Offer.

          On August 6, 2001, after carefully reviewing the information provided by investment banking firms, the Special Committee verbally informed Duff & Phelps, LLC, a Chicago-based investment banking and financial advisory firm, that the Special Committee wished to retain Duff & Phelps to act as its financial advisor. The Special Committee selected Duff & Phelps on the strength of its experience with going private transactions. Neither NHC nor the Purchaser have had any prior business relationships with Duff & Phelps.

          NHC publicly announced the proposed initial offer price and the retention of legal and financial advisors by the Special Committee on August 14, 2001. Beginning immediately thereafter, Duff & Phelps commenced a due diligence review with respect to the operations of NHC. On August 29, 2001, representatives from Duff & Phelps visited NHC's headquarters in Springdale, Arkansas, interviewed certain employees, including Mr. Newman, and reviewed NHC's business and financial projections.

          On September 5, 2001, the Special Committee met with Duff & Phelps to discuss, among other things, Duff & Phelps' due diligence review, NHC's business, and the types of analyses appropriate in evaluating Mr. Newman's offer.

          After conducting its due diligence and analyses, Duff & Phelps made a presentation to the Special Committee of its preliminary findings on September 21, 2001. At that time, Duff & Phelps expressed its preliminary view that it could not issue an opinion that the initial purchase price of $1.20 per share was fair, from a financial point of view, to the minority shareholders of NHC. Following the meeting, the Special Committee informed Mr. Newman via telephone of its conclusion and that the Special Committee could not recommend that minority stockholders accept an offer at $1.20 per Share. During this telephone conference, Mr. Newman verbally increased his proposed offer price from $1.20 to $1.30 per Share.

          Throughout the following week, Duff & Phelps participated in numerous discussions with the Special Committee to review its findings. On September 24, 2001, Duff & Phelps met with the Special Committee to review Mr. Newman's proposed offer price of $1.30 per Share. At that time, Duff & Phelps informed the Special Committee that it could not issue a fairness opinion at the $1.30 per share price. A meeting of the Special Committee, Duff & Phelps, and Mr. Newman, other officers of the Company, and their legal advisors, was held on September 28, 2001, during which Duff & Phelps discussed its analysis and preliminary findings.

          On October 1, 2001, in a telephone conversation with the Special Committee, Mr. Newman informed the Special Committee that he intended to increase his offer price to $1.40 per Share. The Special Committee discussed the revised offer price with Duff & Phelps, and Duff & Phelps advised the

Special Committee that, in its opinion, and based upon the assumptions made and matters considered in connection with its analysis, the Offer Price of $1.40 per Share is fair, from a financial point of view, to the minority stockholders. After these discussions, the Special Committee approved the proposal of Mr. Newman and determined to recommend to the Board of Directors that the Board approve the Offer. The Special Committee then informed Mr. Newman of its conclusion.

          At a meeting held on October 3, 2001, the Board, by unanimous decision of those directors participating and based upon the recommendation of the Special Committee, (i) determined that the Offer is advisable, fair to, and in the best interests of NHC and its minority stockholders; (ii) approved the Offer and the transactions contemplated thereby; and (iii) resolved to recommend that the stockholders accept the Offer and tender their Shares pursuant to the Offer.


2.  Purpose and Reasons for the Offer

          The Purchaser made the Offer in order to acquire all of the Shares of NHC and cause NHC or its successor to become a private company. The Offer was motivated by the relative lack of benefits of being a public company as compared to the costs and burdens of this status. The Purchaser decided to pursue the Offer at this time because (i) NHC's stock price had remained at low levels despite NHC's return to profitability and (ii) interest rates for financing the Offer are currently at favorable levels. The Purchaser believes that the Offer will result in the greatest value for NHC's public stockholders. Specifically, the Purchaser believes that causing NHC to be closely held will:

        . Enable NHC's management to focus on stabilizing NHC's long-term performance without having to meet the expectations of many public stockholders for short-term results. As a privately held entity, NHC will have the flexibility to focus on continuing improvements to its business without the constraints and distractions caused by the public market's disfavor. While NHC has taken steps to improve operating and cash flow results in its markets, its efforts have not resulted in an improvement in the market price of the Shares.

        . Reduce NHC's costs associated with publishing and distributing to its stockholders annual and quarterly reports and proxy statements, which the Purchaser estimates will result in annual savings to NHC of approximately $230,000 since NHC will no longer be subject to the reporting requirements and proxy solicitation rules under the Securities Exchange Act of 1934 (the "Exchange Act").

          The transaction was structured as a tender offer, followed, if necessary, by a second-step merger, in order to enable the stockholders to receive their money promptly. The Purchaser is obligated to pay the same consideration for Shares received in the Merger as Shares tendered in the Offer. The receipt of cash for Shares pursuant to the Offer or as a result of the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. See "The Tender Offer - Section 5. Certain Federal Income Tax Consequences."


3.  Recommendation of the Board of Directors and Fairness of the Offer

Considerations of the Special Committee and Board of Directors

          In evaluating the Offer and the transactions contemplated thereby, the Board and the Special Committee relied upon their knowledge of the business, financial condition and the prospects of NHC as well as the advice of its financial and legal advisors. In view of the wide variety of factors considered in connection with the evaluation of the Offer, the Board and the Special Committee did not find it practicable, and did not attempt, to quantify, rank, or otherwise assign relative weight to the specific factors they considered in reaching their determinations. In addition, individual directors may have given different weights to different factors.

          The discussion herein of the information and factors considered and given weight by the Board and the Special Committee is not intended to be exhaustive but is believed to include all material factors considered. Further information concerning the Recommendation is contained in the Solicitation/ Recommendation Statement on Schedule 14D-9, which is being furnished to stockholders concurrently with this Offer to Purchase. Stockholders should read the Recommendation carefully.

          In determining to approve the Offer and recommend that the minority stockholders accept it, the Board and the Special Committee considered the following factors:

        . Role and Recommendation of the Special Committee. The Board considered the role of the Special Committee, the independence of its members, and the Special Committee's unanimous recommendation in favor of the Offer. The Board considered the fact that the Special Committee had complete authority to evaluate the Offer, including the ability to reject the initial offer price or negotiate a higher price, and had engaged Duff & Phelps to advise it with respect to its consideration of the proposed Offer.

        . Duff & Phelps' Analyses and Opinion. The Board and Special Committee considered the analyses of Duff & Phelps and Duff & Phelps' written opinion delivered to the Special Committee that the Offer was fair, from a financial point of view, to the minority stockholders of NHC. Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of NHC and the Shares, including a discounted cash flow analysis of the projected cash flow of NHC; a comparison of financial performance and market valuation ratios of NHC with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its opinion; and an analysis of the premiums paid in going private transactions involving public companies that Duff & Phelps deemed similar to NHC for purposes of its opinion. For a more complete description of Duff & Phelps' analyses and its written opinion, see "Special Factors - Opinion of the Special Committee's Financial Advisor."

        . Market Price and Premium. The Board and Special Committee considered the historical market prices of NHC common stock compared to the Offer Price. The Offer Price represents a 22% premium over the $1.15 closing price per share of NHC common stock on October 4, 2001, the last trading day prior to the public announcement by NHC of the Offer Price. Based upon the course of discussions with the Purchaser, including the fact that Mr. Newman raised his initial proposed offer price from $1.20 per share, the Special Committee and the Board believed that the Purchaser would not be willing to pay more than $1.40 per Share. The Board and Special Committee also considered the uncertainty with respect to the price at which NHC's stock might trade in the future and the possibility that, if the Offer is not consummated, there could be no assurance that any future transaction would yield $1.40 per Share.

        . Operating Performance. The Board and Special Committee considered the declining sales performance of NHC in recent years and the uncertainty of NHC's long-term performance under its new business plan. In light of the terrorist attacks of September 11, 2001, the Board and Special Committee could not adequately anticipate the short-term market in the building products industry. The current downturn in the general economy coupled with consumer uncertainty could, in the Board and Special Committee's view, have an adverse effect on NHC's future business.

        . Minority Status of Public Stockholders. The Board and the Special Committee considered the fact that the current public stockholders collectively own approximately 37% of the outstanding Shares. This minority position limits the stockholders other than Mr. Newman from affecting the future direction of NHC.

        . Financial Strength of Competitors. The Board and the Special Committee considered the fact that NHC is a small public company in an industry in which many of its competitors are much larger and better capitalized. NHC's size limits its ability to access capital markets and to gain the interest of most industry investors.

        . Illiquidity of NHC's Common Stock. The Board and the Special Committee took into consideration the trading history of the Shares. Historically, the trading volume for the Shares has been low, resulting in an illiquid market for public stockholders, typical of smaller sized companies.

        . Financial Ability to Consummate the Offer. The Board and the Special Committee noted that the Purchaser had received an executed commitment letter from a financial institution to provide the financing necessary to purchase the Shares and pay the transaction fees and expenses in connection with the Offer.

          In addition to the foregoing factors, which NHC's Board (with Messrs. Newman and Hanby not participating) and the Special Committee considered as supporting the Offer, they also considered the following countervailing factors:

        . No Future Participation in NHC. The Board and Special Committee considered the fact that when the Offer and, if necessary, the Merger are completed, NHC's current minority stockholders will not participate in any future earnings and growth of NHC and will not have any right to vote on corporate matters.

        . Possible Increase in Market Price of Shares. The Board and Special Committee considered the possibility that, if the Offer is not completed, NHC's future stock price could exceed the Offer Price or a future offer to acquire NHC for more than the Offer Price might materialize.

        . Taxable Transaction. The Board and Special Committee considered that the Offer could result in a taxable transaction for the minority stockholders, including those who may otherwise have preferred retaining their NHC stock in order to defer the occurrence of a taxable event.

        . Interests of Mr. Newman in the Offer. The Board and Special Committee considered the fact that Mr. Newman has an interest related to the Offer and the transactions contemplated by it that differ from the interests of NHC's minority stockholders. For a description of these interests, see "Special Factors -Section 7. Interests of Certain Persons in the Offer."

        . Approval by the Minority Stockholders Not Required. The Board and Special Committee considered the fact that the Offer is not structured to require the approval of any of the minority stockholders. The transaction, including the second-step Merger, does not require the approval of minority stockholders because such approval is not required under Arkansas law. NHC's Board and Special Committee believe that the substantive and procedural fairness of the transaction was established by the factors initially set forth above.

          In the opinion of the Board and Special Committee, the countervailing factors were not sufficient, either individually or collectively, to outweigh the benefits of the Offer to NHC's minority stockholders.


4.  Opinion of the Special Committee's Financial Advisor'

          Duff & Phelps acted as financial advisor to the Special Committee in connection with the Offer, and assisted the Special Committee in its examination of the fairness, from a financial point of view, of the Offer to NHC's minority stockholders. Duff & Phelps is one of the nation's leading independent specialty investment banking and financial advisory firms, possessing substantial experience in business valuations, financial opinions, merger and acquisition advisory and transaction financing. Duff & Phelps performs nearly 500 engagements each year for clients ranging from small, privately held companies to large, publicly traded corporations. The Special Committee selected Duff & Phelps as its financial advisor based upon Duff & Phelps' experience, ability, and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions.

          Duff & Phelps was verbally notified that it had been retained by the Special Committee as its financial advisor on August 6, 2001. On August 28, 2001, Duff & Phelps was formally retained by the Special Committee. After conducting its due diligence and analyses, Duff & Phelps made a presentation to the Special Committee of its preliminary findings on September 21, 2001. At that time, Duff & Phelps expressed its preliminary view that it could not issue an opinion that the initial purchase price of $1.20 per Share was fair, from a financial point of view, to the minority shareholders of NHC. During the following week, Duff & Phelps subsequently participated in numerous discussions with the Special Committee to review its findings. On September 24, 2001, Duff & Phelps met with the Special Committee to review a revised offer of $1.30 per Share. At that time, Duff & Phelps informed the Special Committee that it could not issue a fairness opinion at the $1.30 per Share price. A meeting of the Special Committee, Duff & Phelps, and Mr. Newman, other officers of the Company, and their legal advisors, was held on September 28, 2001, during which Duff & Phelps discussed its analysis and preliminary findings. On October 1, 2001, Duff & Phelps expressed its oral opinion to the Special Committee, confirmed in writing as of the same date (the "Opinion"), that the Offer, as revised, is fair from a financial point of view, to the minority stockholders of NHC.

          THE FULL TEXT OF THE WRITTEN FAIRNESS OPINION OF DUFF & PHELPS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND SCOPE OF REVIEW BY DUFF & PHELPS IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX A TO THE SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING DELIVERED TO STOCKHOLDERS CONCURRENTLY WITH THIS OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE. NHC STOCKHOLDERS ARE URGED TO READ THE DUFF & PHELPS OPINION IN ITS ENTIRETY. ADDITIONAL COPIES OF THE OPINION ARE AVAILABLE FROM THE INFORMATION AGENT, AND STOCKHOLDERS MAY VIEW THE FULL REPORT OF DUFF & PHELPS AT THE EXECUTIVE OFFICES OF NHC, DURING NORMAL BUSINESS HOURS.

          THE FOLLOWING SUMMARY OF DUFF & PHELPS' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. DUFF & PHELPS'

OPINION IS DIRECTED TO THE SPECIAL COMMITTEE OF NHC'S BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD TENDER HIS OR HER SHARES PURSUANT TO THE OFFER. DUFF & PHELPS' OPINION ADDRESSES THE FAIRNESS OF THE CONSIDERATION TO NHC'S MINORITY STOCKHOLDERS ONLY FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS THE RELATIVE MERITS OF THE OFFER OR ANY ALTERNATIVES TO THE OFFER, THE UNDERLYING DECISION OF NHC'S BOARD OF DIRECTORS TO RECOMMEND THE OFFER, OR ANY OTHER ASPECT OF THE OFFER. THE DUFF & PHELPS OPINION WAS RENDERED WITHOUT REGARD TO THE NECESSITY FOR, OR LEVEL OF, ANY RESTRICTIONS, OBLIGATIONS, OR UNDERTAKINGS WHICH MAY BE IMPOSED OR REQUIRED IN THE COURSE OF OBTAINING REGULATORY APPROVALS FOR THE OFFER OR THE TRANSACTIONS CONTEMPLATED BY THE OFFER.

Scope of Analysis

          In arriving at its fairness opinion, Duff & Phelps reviewed, among other items, the Form 10-K for NHC filed with the SEC for the fiscal year ended January 31, 2001; Forms 10-Q for NHC filed with the SEC for the three months ended April 30, 2001, and six months ended July 31, 2001; certain operating and financial information provided by the management of NHC, including financial projections; the historical prices and trading volume of the common stock of NHC; transactions involving companies deemed similar to NHC; financial information and market valuations of other publicly traded companies deemed to be reasonably comparable to NHC; and other financial studies, analyses, and investigations as Duff & Phelps deemed appropriate. In addition, Duff & Phelps held discussions with senior management of NHC regarding past, current, and projected operations and regarding discussions and contacts with other potential acquirers. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of NHC. All industry information and data on public companies deemed comparable to NHC, in whole or in part, and used in Duff & Phelps' analysis were obtained from regularly published industry and investment sources.

          In performing its analysis and rendering its Opinion with respect to the Offer, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including NHC management, and did not attempt to independently verify any such information. Duff & Phelps prepared its Opinion as of October 1, 2001. Duff & Phelps notes that nothing has come to its attention in the course of its analysis to make Duff & Phelps believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of NHC. Duff & Phelps' Opinion further assumes that information supplied and representations made by NHC management are substantially accurate regarding NHC and the background and terms of the Offer. The Opinion is necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of the date of Duff & Phelps' Opinion. Neither NHC management nor the Board or Special Committee placed any limitations upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

Summary of Analyses

          The summary of Duff & Phelps' fairness opinion set forth below provides a description of the main elements of Duff & Phelps' presentation to the Special Committee on September 19, 2001. It does not purport to be a complete description of the presentation of Duff & Phelps to the Special Committee or the analyses performed by Duff & Phelps. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Duff & Phelps' fairness opinion.

          In arriving at its fairness opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the analyses as a comparison is identical to NHC or the Offer. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to the Special Committee as to the fairness of the Offer from a financial point of view, and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of NHC, its advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

          Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of NHC, including principally (i) discounted cash flow analysis of the projected free cash flow of NHC; (ii) a comparison of financial performance and market valuation ratios of NHC with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its Opinion; and
(iii) an analysis of the premiums paid in change of control transactions involving public companies that Duff & Phelps deemed similar to NHC for the purposes of its Opinion. In addition, Duff & Phelps conducted other analyses it deemed appropriate for purposes of its Opinion.

          Discounted Cash Flow Analysis. Duff & Phelps performed a discounted
          -----------------------------
cash flow analysis of the projected free cash flows of NHC. Free cash flow is defined as cash that is available either to reinvest in new businesses or to distribute to securityholders in the form of dividends, stock buybacks, or debt service. The projected free cash flows are discounted to the present at a rate that reflects the relative risk associated with these flows as well as the rates of return that securityholders could expect to realize on alternative investment opportunities. NHC management provided Duff & Phelps with financial projections, and Duff & Phelps informed the Special Committee that Duff & Phelps considered such projections and consulted with NHC management as part of its process of developing an independent estimate of the future free cash flows for NHC.

          The projected cash flows and terminal value were discounted to present value using discount rates ranging from 11% to 12%, which reflect different assumptions regarding the required rates of return of holders and prospective
buyers of NHC's common stock.   Results from the discounted cash flow analysis
generally ranged from 4.0 times to 6.0 times the amount of NHC's earnings before interest, taxes, depreciation, and amortization expenses ("EBITDA") for the latest twelve months' ("LTM") versus approximately 5.0 times LTM EBITDA implied by the Offer.

          Comparable Company Analysis. In the comparable company analysis, Duff
          ---------------------------
& Phelps selected a set of publicly traded companies based on comparability to NHC. Although no single company chosen is identical to NHC, these companies share many of the same operating characteristics and are affected by many of the same economic forces. A value estimate for NHC is derived from the rate at which these companies are capitalized in the public market, after adjusting for differences in operations and performance using measurements that included, but were not limited to, historical and expected revenue and profit growth, profitability margins, and returns on capital. Using publicly available information, Duff & Phelps analyzed the historical financial performance of the comparable companies for the latest twelve months as well as projected financial performance using regularly published earnings estimates from securities analysts. The valuation multiples that Duff & Phelps analyzed included, but were not limited to, enterprise value (total value of common stock plus the book value of debt and preferred stock less cash) as a multiple of earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, enterprise value as a multiple of revenues, equity value as a multiple of net income, and equity value as a multiple of book value, based on data available as of the date of the Opinion.

          Using publicly available information, Duff & Phelps compared the financial performance of NHC with the financial performance of the following companies: Building Materials Holding Co., Eagle Supply Group, Home Depot, House2Home, Huttig Building Products, Lowes, Payless Cashways, Sears Roebuck & Co., Wickes, and Wolohan Lumber.

          Enterprise value as a multiple of LTM EBITDA for the comparable companies ranged from 4.7 times to 15.2 times with a median of 5.7 times. The Offer's implied multiple of 5.0 times NHC's LTM EBITDA is slightly below the median of the comparable public companies. Enterprise value as a multiple of LTM for the comparable companies ranged from 0.16 times to 0.31 times with a median of approximately 0.20 times, versus the multiple of 0.20 times NHC's LTM revenues implied by the Offer. Duff & Phelps noted that NHC's volatile historical financial performance, small size, and geographic concentration justify somewhat lower valuation multiples than the comparable companies.

          Going Private Premium Analysis.  Duff & Phelps compared the implied
          ------------------------------
premiums offered in approximately 100 recent going private transactions for which it obtained information. This analysis included many transactions involving change of control, whereas the NHC transaction involves the acquisition of only a minority interest by a controlling stockholder. For the publicly traded targets in the going private premium analysis, Duff & Phelps compared the implied premiums offered over the 1- and 30-day average trading price prior to the announcement of such going private transactions with the implied premium associated with the announcement of the initial NHC offer on August 14, 2001.

          Duff & Phelps compared the implied premiums offered over the 1-day and 30-day average trading price prior to the announcement of such going private transactions with the implied premium associated with the announcement of the NHC initial offer on August 14, 2001. The Offer implies a 30-day premium of 25% which is within the range of the premiums observed in this analysis (approximately 20% to 40%).

          Based upon the results of the foregoing analyses, it was Duff & Phelps' opinion that the Offer is fair from a financial point of view, to the minority stockholders of NHC.

Fee and Other Information

          Duff & Phelps was retained by the Special Committee of NHC's board of directors under an engagement letter dated August 28, 2001. As compensation for its services as financial advisor to the Special Committee in connection with the Offer, NHC agreed to pay Duff & Phelps a fixed fee upon rendering its Opinion. No portion of the fee paid to Duff & Phelps was contingent upon the conclusion reached in its Opinion. In addition, NHC agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of, or in connection with its engagement. Under the terms of the engagement letter, NHC paid $45,000 to Duff & Phelps upon execution of the engagement letter, with a further payment of $45,000, plus out-of-pocket expenses incurred, paid when Duff & Phelps delivered its written Opinion to the Special Committee. Neither NHC nor the Purchaser has paid Duff & Phelps any other compensation during the past two years, and no further compensation is contemplated. Furthermore, neither NHC nor the Purchaser has had another relationship at any time with Duff & Phelps, and neither NHC nor the Purchaser has agreed to engage Duff & Phelps to provide any services in the future.

5.  Position of the Purchaser Regarding Fairness of the Offer

          The Purchaser believes that the consideration to be received by NHC's minority stockholders pursuant to the Offer and, if necessary, the Merger is fair to and in the best interests of NHC's minority stockholders. The Purchaser also believes that the process followed by NHC was procedurally fair. The Purchaser bases its beliefs on the following factors:

        . The appointment of the Special Committee, which consisted solely of independent members of NHC's board of directors.

        . The fact that the Board and the Special Committee unanimously concluded that the Offer is fair to, advisable, and in the best interests of the minority stockholders.

        . The fact that the Special Committee has received the written opinion of Duff & Phelps, as its financial advisor, that the Offer Price is fair, from a financial point of view, to the minority stockholders.

        . The Offer Price represents significant premium over the closing price for the Shares on October 4, 2001, the last full trading day prior to announcement of the Offer Price.

        .  The historical and projected financial performance of NHC.

        . The highly competitive conditions in the building products industry, making significant growth difficult to achieve

        . The ability of minority stockholders who do not tender their shares and object to the Merger to obtain "fair value" for their shares if they exercise and perfect their appraisal rights under Arkansas law.

          The Purchaser has reviewed the factors considered by the Special Committee and NHC's Board of Directors in support of their decision as described above, and had no basis to question their consideration of or reliance on these factors. In view of the variety of factors considered with the Board's and Special Committee's evaluation of the Offer, the Purchaser found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching our determination that the Offer is fair to, advisable and in the best interests of the unaffiliated public stockholders of NHC. Rather, the Purchaser viewed the position of the Board and Special Committee as being based upon their judgement, in light of the totality of the information presented and considered, of the overall effect of the Offer and the transactions contemplated by it on the minority stockholders compared to any alternative transaction and the likely effect of rejecting the Offer.

          There have been no other offers by third parties to acquire NHC within the last two years with which to compare the Offer. The Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusions as to fairness. The Purchaser was of the view that the best measure of NHC's value would be based on the continued operation of NHC as a going concern. Therefore, the Purchaser believed that neither the book value nor the liquidation value of NHC was a meaningful measure of the fair value of the Shares, and no appraisal or liquidation value was sought for purposes of valuing the Shares.

6. Certain Effects of the Offer; Plans for NHC After the Offer

     Upon consummation of the Offer and, if necessary, the Merger, the Purchaser will own or control all of the outstanding Shares. NHC will become a privately held corporation, and the Shares will no longer be listed on the Nasdaq SmallCap Market. In addition, the registration of the Shares under the Securities Exchange Act of 1934 is expected to be terminated upon application by NHC to the SEC, if, as anticipated, the Shares are not listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association or there are fewer than 300 record holders of NHC's common stock. Accordingly, there will be no publicly traded Shares of NHC outstanding after the completion of the Offer and, if necessary, the Merger. Stockholders tendering in the Offer will not have the opportunity to participate in any future earnings and growth of NHC, and they will not bear the risk of any sales decline or operating losses either. As a private company, NHC will no longer file periodic reports, proxy, or other statements with the SEC. See "The Tender Offer - Section 7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

     The direct and indirect interest of Mr. Newman in NHC's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Based upon the number of outstanding Shares beneficially owned by Mr. Newman prior to the Offer, Mr. Newman currently has a 63.5% interest in the net book value and net earnings of NHC. Following consummation of the Offer and, if necessary, the Merger, the direct interest of Mr. Newman in such items will increase to 100%. Mr. Newman will be entitled to all benefits resulting from his increased ownership interest, including all income generated by NHC's operations and any future increase in NHC's value. Mr. Newman will also bear the risk of losses generated by NHC's operations and any decrease in the value of NHC after the Offer.

     Except as set forth above or as otherwise described in this Offer to Purchase, the Purchaser has no current plans, proposals or negotiations which relate to or would result in any material change in NHC's corporate structure or business or any extraordinary transaction involving NHC. The Purchaser may, however, initiate a review of NHC and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following completion of the Offer and the transactions contemplated thereby. The Purchaser expressly reserves the right to make any changes or take any actions that it deems necessary or appropriate in light of its review or in light of future developments.


7. Interests of Certain Persons in the Offer

     Certain Directors and Officers. In considering the recommendation of the Board and the Special Committee with respect to the Offer, stockholders should be aware that certain officers and directors of NHC have interests in the Offer which may present them with certain potential conflicts of interest. In particular, Mr. Newman is Chairman of the Board and Chief Executive Officer of NHC, and Brent A. Hanby, Executive Vice President, Chief Financial Officer and a director of NHC, is Mr. Newman's stepson. However, the Special Committee was composed of independent, outside directors of NHC, who are not employees of NHC and have no relationship with the Purchaser. Messrs. Newman and Hanby abstained from all votes of the Board regarding the Offer and the transactions contemplated by it. In addition to the direct interest of Mr. Newman, the other members of the Board and the members of the Special Committee each own Shares which they have indicated they will tender in the Offer.

     Fees and Other Rights of the Special Committee. Each member of the Special Committee is entitled to payment by NHC of a fee of $25,000. In addition, NHC has agreed to reimburse each member of the Special Committee for all out-of-pocket expenses incurred in connection with his service on the Special Committee. Payment of such fees and expenses was in no way contingent on the recommendation made by the Special Committee or the consummation of the Offer.

     The Special Committee and the Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors -Recommendation of the Special Committee and the Board; Fairness of the Offer and the Merger."


8.  The Merger

     In the event that less than all of the outstanding Shares not owned by Mr. Newman are tendered in the Offer, the Purchaser intends to cause NHC to merge with a separate entity owned by the Purchaser. Because the Purchaser currently owns in excess of 63.5% of the outstanding Shares, the Purchaser can cause the Merger to occur without a meeting and vote of the minority stockholders. Under the ABCA, the Merger can be approved by the affirmative vote of a majority of the Shares. If the Merger becomes necessary, the Purchaser intends to cause NHC to adopt a plan of merger, and the Purchaser will approve the plan by written consent in lieu of a stockholders' meeting. In the Merger, each Share outstanding prior to the Merger (other than Shares owned by the Purchaser) will be automatically converted into the right to receive $1.40. After completion of the Merger, the Purchaser will own all of the capital stock of the surviving entity.


9.  Appraisal Rights

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of NHC who have not tendered their Shares will have certain rights under the ABCA to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in the ABCA will have the fair value of their Shares determined by an Arkansas court and will be entitled to receive a cash payment equal to such fair value from the surviving entity. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. The ABCA defines "fair value" as the value of the Shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be unequitable, but does not prescribe a method for determining fair value. In determining the fair value of the Shares, the court may hire one or more appraisers. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among
other things, asset values and earning capacity.   The court's valuation of the
Shares may be equal to, more than, or less than the Offer Price.

     The Purchaser does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. The Purchaser intends, however, to cause the surviving corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of
each Share is less than the Offer Price.   Stockholders who wish to exercise
dissenters' rights in connection with the Merger do not need to take any action at this time. If the Merger is effected, NHC will distribute to the remaining stockholders additional information on the procedures to be followed to perfect their dissenters' rights.

     The foregoing summary of the rights of dissenting stockholders under the ABCA does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights available under the ABCA.

     The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the ABCA.


10.  Transactions and Arrangements Concerning the Shares

     To the knowledge of NHC and the Purchaser, no transactions in the Shares have been effected during the past 60 days by NHC or the Purchaser or their executive officers, directors, affiliates and any associates, except that Mrs. Newman purchased 364 Shares through her account in the NHC Employee Stock Purchase Plan.

     Since the commencement of NHC's second full fiscal year preceding the date of this Offer to Purchase, no purchases of Shares were made by the Purchaser, except that Mr. Newman purchased 36,891 Shares in the open market between May 11, 2000 and May 18, 2000 as part of an IRA rollover.

     Except as set forth in this Offer to Purchase, neither NHC nor, to NHC's knowledge, any of its affiliates, directors or executive officers or any person controlling NHC is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of NHC (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

     Except as described in this Offer to Purchase, since the second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of NHC, an election of directors of NHC, or a sale or other transfer of a material amount of assets of NHC, has been entered into or has occurred between any affiliates of NHC or the Purchaser or between NHC or any of its affiliates and any unaffiliated person.

     Except as described in this Offer to Purchase, since the third full fiscal year preceding the date of this Offer to Purchase, NHC has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

     To the best of NHC's knowledge, after reasonable inquiry, and except as set forth in this Offer to Purchase, all of the directors and executive officers of NHC (other than Mr. Newman) intend to tender pursuant to the Offer and sell Shares held by them.

                                THE TENDER OFFER

1.  Terms of the Offer; Expiration Date

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in "The Tender Offer - Section 4. Withdrawal Rights" on or prior to the Expiration Date at a price of $1.40 in cash. The term "Expiration Date" means 5:00 p.m., Central Standard time, on Monday, December 10, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which case the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time up to twenty business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If the Purchaser elects to provide a Subsequent Offering Period, the Purchaser will announce the results of the Offer, including the approximate number and percentage of Shares deposited to date, no later than 9:00 a.m., Eastern Standard time, on the next business day after the expiration of the initial offering period and will immediately begin the Subsequent Offering Period.

     Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the expiration of the Offer, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares or (ii) to terminate the Offer (whether any Shares have theretofore been accepted for payment) if any of the conditions referred to in "The Tender Offer - Section 12. Conditions of the Offer" has not been satisfied. The Purchaser also reserves the right to waive any condition or otherwise amend the Offer in any respect, subject to the limits described above, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that the Purchaser may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the conditions specified in "The Tender Offer - Section 12. Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Standard time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes in the information published, sent, or given to the holders of the Shares be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or in any dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth (10th) business day from the date that notice of such increase or decrease is first published, sent, or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Standard time.

     NHC has provided the Purchaser with NHC's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.


2.  Acceptance for Payment and Payment

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date. Payment will occur promptly after the latter of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 12 below. In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply with any applicable law.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders.

     Under no circumstances will interest on the Offer Price for Shares be paid by the Purchaser by reason of any delay in making such payment.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within DTC), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of the Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     Record owners of Shares who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of their Shares pursuant to the Offer. Nonetheless, if a holder of Shares fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, such stockholder may be subject to a required back-up U.S. federal income tax withholding of 30.5% of the gross proceeds payable to him. See "The Tender Offer - Section 5. Certain Federal Income Tax Consequences."


3.  Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares

     Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     The method of delivery of certificates representing tendered Shares, the Letter of Transmittal, and all other required documents is at the option and sole risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

     The Depositary will make a request to establish accounts with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

Signature Guarantees

     Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as the term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where shares are tendered (i) by a registered holder of shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an eligible guarantor institution. If a stock certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a stock certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the stock certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the stock certificate, with the signature(s) on the stock certificate or stock powers guaranteed by an eligible guarantor institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's Shares may be tendered if all the following conditions are met:

        .   such tender is made by or through an Eligible Guarantor Institution;

        . a properly completed and duly executed Notice of Guaranteed Delivery is received by the Depositary prior to the Expiration Date; and

        . the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which Nasdaq is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Guarantor Institution in the form set forth in the Notice of Guaranteed Delivery.

     In all cases, the Purchaser will pay for shares tendered and accepted pursuant to the Offer only after timely receipt by the Depositary of the stock certificate(s) evidencing shares, or a book-entry confirmation of the delivery of shares, and the Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received by the Depositary or into its account at DTC.

Employee Stock Purchase Plan

      Participants in NHC's Employee Stock Purchase Plan (the "ESPP") may elect to tender some or all of the Shares held in the participant's account under the ESPP by following the instructions in the Direction Form for ESPP Participants and returning it to UMB Bank in accordance with those instructions. Each participant may direct that all, some, or none of the Shares held in the participant's account under the ESPP be tendered. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose accounts are credited with Shares. Participants in the ESPP cannot use the Letter of Transmittal to direct the tender of Shares, but must use the Letter to Participants in NHC's Employee Stock Purchase Plan and the related Direction Form. Delivery of a Letter of Transmittal by an ESPP participant does not constitute proper tender of his or her Plan Shares. Participants in the ESPP are urged to read the Letter to Participants in NHC's Employee Stock Purchase Plan and related materials carefully.

NHC 401(k) Retirement Plan

      Stockholders who hold Shares in an account in NHC's 401(k) Retirement Plan (the "401(k) Plan") may elect to tender some or all of the Shares held in the participant's account under the 401(k) Plan by following the instructions in the Direction Form for 401(k) Plan Participants and returning it in accordance with those instructions. Each participant may direct that all, some, or none of the Shares held in the participant's account under the 401(k) Plan be tendered. All documents furnished to stockholders generally in connection with the Offer will be made available to participants whose accounts are credited with Shares. Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of Shares held in their 401(k) Plan account, but must use the Letter to Participants in NHC's 401(k) Retirement Plan and the related Direction Form. Delivery of a Letter of Transmittal by a 401(k) Plan participant does not constitute proper tender of his or her Plan Shares. Participants in the Plan are urged to read the Letter to Participants in NHC's 401(k) Retirement Plan and related materials carefully.

Appointment as Proxy

      By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints the designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution to vote at any annual or special meeting of NHC's stockholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, and to otherwise act as each such attorney-in-fact and proxy or his or her substitute will in his or her sole discretion deem proper with respect to, all of the Shares tendered hereby and accepted for payment by the Purchaser. Such appointment will be effective if and when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. All such powers of attorney and proxies are irrevocable and are granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment will, without further action, revoke any prior powers of attorney and proxies granted by the stockholder at any time with respect to such Shares, and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder with respect thereto (and, if given, will not be deemed effective). The Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of NHC's stockholders.

Determination of Validity

      All questions as to the form of documents and validity, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

      The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

      By tendering Shares pursuant to any of the procedures described above, each tendering stockholder accepts of the terms and conditions of the Offer and represents and warrants to the Purchaser that (1) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (2) when the Purchaser accepts the Shares for payment, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

      The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.


4.  Withdrawal Rights

      Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

      To be effective, a written or facsimile transmission notice of withdrawal must be received timely by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Guarantor Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures.

      Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered again at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. None of the Purchaser or any of its affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


5.  Certain Federal Income Tax Consequences

      The following is a summary of certain United States federal income tax consequences of the Offer. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to stockholders who tender Shares pursuant to the Offer in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to stockholders in whose hands the Shares are capital assets - generally, property held for investment - and may not apply to stockholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a stockholder who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws. Stockholders should consult their tax advisors regarding the federal, state, local, and foreign tax consequences of the Offer in light of their specific tax situation.

      The receipt of cash for Shares pursuant to the Offer or as a result of the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year at the time of the sale. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

Backup Federal Tax Withholding

      Under the federal income tax laws, the Depositary will be required to withhold 30.5%, or the then current rate, of the amount of any payments made to certain Stockholders pursuant to the offer. To prevent backup federal income tax withholding on payments with respect to the purchase price of shares purchased pursuant to the Offer, each Stockholder should provide the Depositary with his or her correct taxpayer identification number ("TIN") and certify that he or she is not subject to backup federal income tax withholding by completing the substitute Form W-9 included in the Letter of Transmittal. See instruction 9 of the Letter of Transmittal. If a Stockholder does not provide its correct TIN or fails to provide the certification described above, the Internal Revenue Service may impose a penalty on the Stockholder and payment of cash to the Stockholder pursuant to the Offer may be subject to backup withholding. If backup withholding results in an overpayment of tax, a refund may be obtained from the Internal Revenue Service. Certain Stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.


6.  Price Range of the Shares; Dividends

      The Shares are listed and traded principally on the Nasdaq SmallCap Market System under the symbol "NHCI." As of November 2, 2001, there were 7,142,251 Shares outstanding. The following table sets forth the quarterly high and low sale prices for the Shares on the Nasdaq SmallCap Market, all as reported in published financial sources.


            Fiscal 1999                          High             Low
            -----------                         -----            -----
            First Quarter                        $1.63           $1.00
            Second Quarter                        1.44            1.06
            Third Quarter                         1.28            1.00
            Fourth Quarter                        1.31            1.00

            Fiscal 2000
            -----------
            First Quarter                         1.87            1.09
            Second Quarter                        1.75            1.41
            Third Quarter                         1.72            1.50
            Fourth Quarter                        1.53            1.06

            Fiscal 2001
            -----------
            First Quarter                         1.27            1.09
            Second Quarter                        1.23            0.90
            Third Quarter                         1.40            0.87

    On October 4, 2001, the last full day of trading prior to the public announcement of the Offer Price, the reported closing price for the Shares was $1.15 per Share. As of November 2, 2001, the last full day of trading prior to printing of this Offer to Purchase, the closing sale price per Share on the Nasdaq SmallCap Market was $1.36. Stockholders are urged to obtain a current market quotation for the shares.

    According to NHC, it has not previously paid cash dividends on its common stock, and NHC intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Furthermore, NHC's credit facility restricts its ability to pay dividends without the prior approval of NHC's lender.


7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; and Margin Regulations

Effect of the Offer on the Market for the Shares

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Exchange Listing

    The Shares are included for quotation and are traded on the Nasdaq SmallCap Market. According to Nasdaq's published guidelines, the Shares would no longer meet the requirements for continued listing on the Nasdaq SmallCap Market, among other things, the number of record holders of at least 100 Shares should fall below 300 and the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more (" Excluded Holdings")) should fall below 500,000 or the aggregate market value of publicly held Shares (exclusive of Excluded Holdings) should fall below $1,000,000.

    Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq SmallCap Market. Under the published guidelines described above, the purchase of approximately 1,900,000 Shares, other than Excluded Holdings, pursuant to the Offer is likely to result in a delisting of the Shares by the Nasdaq SmallCap Market. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for inclusion on the Nasdaq SmallCap Market, and the Shares are not included for quotation on the Nasdaq SmallCap Market, the liquidity and market price for the Shares could be adversely affected.

    In the event that the Shares were no longer listed or traded on the Nasdaq SmallCap Market, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below, and other factors. If the Purchaser acquires the requisite number of Shares to effect a delisting of the Shares from the Nasdaq SmallCap Market, the Purchaser intends to cause such delisting following completion of the Offer.

Exchange Act Registration

    The Shares are currently registered under the Exchange Act. If NHC has less than 300 record holders of Shares, NHC may apply to the SEC to terminate that registration under the Exchange Act. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by NHC to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to NHC. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to NHC. Furthermore, the ability of "affiliates" of NHC and persons holding "restricted securities" of NHC to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer, NHC is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause NHC to apply for termination of such registration.

    If the registration of the Shares under the Exchange Act is not terminated prior to the Merger, the registration will be terminated following the consummation of the Merger.

Margin Regulations

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares following the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."


8.  Certain Information Concerning NHC

    General. NHC is a retailer of home improvement products and building materials with an established core market primarily in Arkansas, but including Oklahoma and Missouri. NHC operates large building supply operations serving both retail consumers and professional contractors. NHC's business strategy capitalizes on professional contractor sales by providing a broad product assortment and a full range of services in each of its four Arkansas markets. NHC operates stores in four Arkansas markets: Northwest Arkansas (2 stores); Little Rock (3 stores); Russellville (2 stores); and Fort Smith (1 store). NHC also operates fabrication facilities for value-added conversion products such as countertops, pre-hung door units, and window units.

    Executive Offices. The Company's executive offices are located at Highway 265 North, Springdale, Arkansas 72765. The Company's telephone number is (501) 756-1700.

    Summary Financial Information. The summary financial information of NHC set forth below has been excerpted and derived from NHC's Annual Report on Form 10-K for the year ended January 31, 2001 and NHC's Quarterly Report on Form 10-Q for the quarter ended July 31, 2001. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed with the SEC. The following financial information is qualified in its entirety by reference to such Annual and Quarterly Reports and all other such reports and documents filed with the SEC and all of the financial statements and related notes contained therein and such information is hereby incorporated by reference herein. Such Annual and Quarterly Reports and certain other reports of NHC may be examined and copies may be obtained at the offices of the SEC in the manner set forth below.

                             SUMMARY FINANCIAL DATA
          (in thousands, except selected operating and per share data)

                                                        For Six Months                      For Fiscal Year
                                                         Ended July 31,                     Ended January 31,
Statement of Operations Data:                         2001           2000                 2001            2000
----------------------------                         ------         ------               ------          ------

 Net sales                                           $56,675         52,646              $96,604         110,041
 Cost of sales                                        42,404         40,336               72,494          85,320
 Gross profit                                         14,271         12,310               24,110          24,721
 Selling, general and
      administrative expenses                         12,301         10,977               22,368          22,168
 Operating income (loss)                               1,970          1,333                1,743           2,553
 Interest expense, net                                   634            756               (1,517)         (1,438)
 Earnings (loss) before income
      taxes                                            1,336            576                  226           1,115
 Income tax benefit                                        0              0                    0               0
                                             -------------------------------------------------------------------
 Net earnings (loss)                                 $ 1,336            576              $   226           1,115

 Ratio of Earnings to Fixed Charges                     2.89           1.72                 1.14            1.72

 Earnings (loss) per share (basic and
      diluted)                                       $  0.19           0.08              $  0.03            0.16

 Weighted average number of
      common shares outstanding                        7,142          7,142                7,142           7,142

Selected Financial Data:
-----------------------

Total assets                                         $38,528         23,391              $33,506         35,896
Long-term debt                                        14,271         12,627               13,525         15,030
Net property, plant and equipment                      8,363          8,188                8,213          7,731
Stockholders' equity                                  11,868         10,882               10,532         10,306
Book Value per Share                                 $  1.66           1.47              $  1.47           1.44

Selected Operating Data:
-----------------------

Number of stores at end of period                          8                                     8               8
Average total sales per square foot - Retail
 and Contractor (1)                                     $500                               $   426             485
Comparable store sales increase (decrease)               7.7%                               (12.2)%           16.2%

____________________

(1) Net sales divided by average retail square feet for the period.

    Based upon preliminary information available at the time this Offer to Purchase was printed, NHC's financial results for the quarter ended October 31, 2001 were projected as follows. Net income was $705,000, or $0.10 per share, compared with net income of $68,000 or $0.01 per share in the third quarter of fiscal 2000. Net sales increased to $31.6 million compared with $25.2 million in the third quarter a year ago. Comparable store sales for stores open more than one year increased 25%. NHC finished the quarter operating the same eight stores which were operating a year ago. For the third quarter, 79% of NHC's revenues were derived from sales to professional contractors and 21% from sales to retail customers, compared to 81% and 19%, respectively, for the prior year.

    For the nine months ending October 31, 2001, NHC's net income was $2,041,000, or $0.29 per share, compared to $664,000 or $0.09 per share last year. Net sales for the nine months increased to $88.3 million compared to $77.9 million a year ago. Comparable sales for stores open more than one year increased 13% for the same period. For the nine month period, 80% of NHC's revenues were derived from sales to professional contractors and 20% from sales to retail customers, the same as the prior year. The ratio of earnings to fixed charges for the nine months ended October 31, 2001 was 3.01 to 1.00, compared with 1.54 to 1.00 for the same period during the prior fiscal year. NHC's book value per share was $1.76 as of October 31, 2001, compared to $1.53 as of October 31, 2000.

    Directors of NHC. The following table provides certain information regarding the Company's directors.

Name                             Age  Experience
----                            ----  ----------
Dwain A. Newman                   67  Chairman of the Board and Chief Executive Officer of the Company
                                      since the organization of its predecessor in 1968.  President of the Company through February 1995.  Prior to 1968, Mr. Newman was a contractor salesman and general manager of Gateway Plywood and
                                      Door Company of Springdale, Arkansas (a division of International
                                      Forest Products, Phoenix, Arizona); regional manager of operations for International Forest Products until 1972.

Danny R. Funderburg               55  President and Chief Operating Officer of the Company since
                                      February 1995; Executive Vice President from March 1993 through
                                      February 1995; General Manager of the Company's North Little Rock
                                      store from 1989-1993 and 1997-present. Vice President from 1978 through March 1993. Before joining the Company, Mr. Funderburg was a factory representative with Boise Cascade.  Director since 1983.

Roger A. Holman                   54  Senior Vice President, Purchasing/Marketing since April 1998;
                                      President, Home Center Division, from February 1995 to April 1998;
                                      Vice President, Purchasing from 1984 through February 1995.
                                      Employed by the Company as a salesman from 1973 through 1984.
                                      Prior to his affiliation with the Company, Mr. Holman was employed by Arkansas Western Gas Company and by Service Supply.  Director
                                      since 1984.

Brent A. Hanby                    37  Executive Vice President since February 1995 and Chief Financial
                                      Officer since 1990.  Previously served as the Company's Assistant
                                      Financial Officer from 1987 through 1990.  Director since 1993.


David W. Truetzel                 44  Managing Director in Gryphon Holdings, a St. Louis based venture capital firm. Previously was Managing Director of Llama Co., an investment banking firm, since December, 1997; and previously served as Chief Financial Officer and Secretary of First USA
                                      Paymentech, Inc. from December, 1995 to October, 1997, also served as Vice President of A.G. Edwards & Sons, Inc. from 1990 through
                                      1995.  Director since 1993.

Richard D. Denison                72  President and owner since 1984 of First San Francisco Corporation, a Chicago-based financial advisory firm.  Previously served as
                                      Senior Vice President and Director of Edward Hines Lumber Co. and
                                      also as Vice President and Treasurer of Quaker Oats Co. for eleven years.  Director since 1996.

    Dwain A. Newman is the stepfather of Brent A. Hanby; there are no other family relationships among the foregoing persons. None of the companies or organizations listed opposite the name of any director above is a parent, subsidiary or affiliate of NHC.

    Executive Officers of NHC. Dwain A. Newman, Danny R. Funderburg, Roger A. Holman, Brent A. Hanby, John Collins, C. Belle Reed and Robert H. Storment serve as executive officers of NHC. The first four named individuals also serve as directors and are described in the table above. Certain information concerning NHC's other executive officers follows.

    John Collins, age 43, was promoted to Vice President, Merchandising and Store Planning in February 1995. Previously Mr. Collins served in the capacity of Merchandise Manager and was in charge of store planning. Mr. Collins has been an employee of the Company since November 1987.

    C. Belle Reed, age 46, has served as the Corporate Controller for the past ten years. Ms. Reed was named Corporate Secretary in 1993 and has been employed by the Company in various positions since August 1979.

    Robert H. Storment, age 43, was named Vice President, Accounting in February 1995. Mr. Storment joined the Company in November 1992 as Director of Accounting. Prior to joining the Company, Mr. Storment served as a senior manager for the Little Rock, Arkansas office of KPMG Peat Marwick LLP. Mr. Storment is a registered Certified Public Accountant in the State of Arkansas.

    Additional Information. NHC is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning NHC's directors and officers (including their remuneration and the stock options granted to them), the principal holders of NHC's securities, any material interests of such persons in transactions with NHC and certain other matters is required to be disclosed in proxy statements and annual reports distributed to NHC's stockholders and filed with the SEC. Such reports, proxy statements and other information may be inspected and copied at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and should also be available for inspection at the following regional office of the SEC: 500 West Madison Street, Chicago, Illinois 60621; and copies may be obtained by mail at prescribed rates, from the principal office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at that contains reports, proxy statements and other information relating to NHC which have been filed electronically via the EDGAR system. The address of the website is http://www.sec.gov.
------------------

9.  Financial Projections of NHC

    As a matter of policy, NHC does not make public forecasts or projections of future performance or earnings. It does, however, prepare projections for internal use in planning its operations, financial performance, and needs for external capital resources based upon the assumption that NHC would continue to be publicly held. These projections are included in this Offer to Purchase solely because they were available to the Purchaser and were provided to and taken into account by Duff & Phelps, as financial advisor to the Special Committee, in its evaluation of the Offer. These projections were not prepared with a view to public disclosure or in compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants. These forecasts were prepared with a limited degree of precision and were not prepared in accordance with generally accepted accounting principles. The projections were prepared by NHC's management without assistance, review, compilation or examination by independent accountants.
These projections were not prepared with the approval of NHC's Board of Directors. These projections should be read together with NHC's historical financial statements set forth in its Annual Report on Form 10-K for the fiscal year ended January 31, 2001.

    NHC has not updated these projections since July 31, 2001 and does not intend to do so. In light of the uncertainties inherent in financial projections of any kind, we strongly caution against placing undue reliance on them since actual results may differ materially from the results reflected in the financial projections.

                              NHC SUMMARY FINANCIAL PROJECTIONS
                             (in thousands, except per share data)

                                                            Fiscal Year Ended January 31,
                                                         2002            2003            2004
                                                      ----------      ----------      ----------
Net sales                                                105,000         110,250         115,763
Cost of sales                                             78,435          82,908          87,054
                                                      ----------      ----------      ----------
      Gross profit                                        26,565          27,342          28,709

Operating expenses:
      Salaries and benefits                               15,855          16,538          17,249
      Rent                                                 1,277           1,278           1,280
      Depreciation and amortization                        1,164           1,187           1,211
      Other                                                5,122           5,290           5,461
                                                      ----------      ----------      ----------
          Total operating expenses                        23,418          24,293          25,201
                                                      ----------      ----------      ----------

              Operating income                             3,147           3,049           3,508

Interest expense                                           1,347           1,359           1,369
                                                      ----------      ----------      ----------

      Earning before income taxes                          1,800           1,690           2,139

Income taxes                                                   0               0               0
                                                      ----------      ----------      ----------

    Net earnings                                           1,800           1,690           2,139
                                                      ==========      ==========      ==========

Earnings per share                                         $0.25           $0.24           $0.30
                                                      ==========      ==========      ==========

Weighted avg. common shares outstanding                7,142,251       7,142,251       7,142,251
                                                      ==========      ==========      ==========

          These projections are forward-looking statements. These forward-looking statements are based on NHC's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ significantly from those expressed or implied by the forward-looking statements are the following: the strength and amount of new and existing competition; the Company's ability to maintain competitive pricing in its markets; the Company's ability to increase sales; the Company's ability to attract, train, and retain experienced, quality employees; the Company's ability to dispose of excess real estate and other assets; general economic conditions; housing starts and housing turnover; interest rates; and weather. Accordingly, there can be no assurance that NHC's projections will be realized, and actual results may prove to be materially higher or lower than those contained in the projections. In addition, the projections do not take into account the consummation of the Offer and the Merger. The inclusion of this information should not be regarded as an indication that the Purchaser, NHC, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Purchaser, NHC, or any of their respective representatives assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information. Neither the Purchaser, NHC nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections and, except to the extent required by applicable law, neither the Purchaser nor NHC intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.


10.  Certain Information Concerning the Purchaser

          The Purchaser is an Arkansas limited liability company, which is owned entirely by Dwain A. and Glenda R. Newman. Mr. and Mrs. Newman are the sole members, and Mr. Newman is the manager of the LLC. Mr. Newman is the founder, majority stockholder, Chairman of the Board of Directors, and Chief Executive Officer of NHC. Mr. Newman is currently the beneficial owner of 4,535,211 outstanding Shares. In connection with the Offer, Mr. and Mrs. Newman will transfer certain real property that they own to the LLC. The real property is leased to NHC and consists of four of NHC's seven store locations. The LLC is a newly formed entity created, in part, for the purpose of accomplishing the Offer and has no meaningful historical financial information other than the commitment by Arvest Bank to provide up to $4.0 million in funding for the Offer and the Merger and an additional $4.5 million to refinance certain existing debt secured by the real property.

          The business address of Mr. and Mrs. Newman is c/o National Home Centers, Inc., Highway 265 North, Springdale, AR 72765, Attention: Dwain A. Newman, and its telephone number is (501) 756-1700. During the past five years, neither the Purchaser nor Mr. or Mrs. Newman (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal and state securities laws, or a finding of any violation of such laws. Each of Mr. and Mrs. Newman is a citizen of the United States.


11.  Source and Amount of Funds

          The total amount of funds required by the Purchaser to acquire all of the outstanding Shares not owned by Mr. Newman and to pay related fees and expenses is estimated to be approximately $4.0 million. The Purchaser has received a commitment letter, dated as of August 23, 2001 from Arvest Bank, N.A., in which the bank commits to loan the Purchaser up to $4.0 million for use in the Offer and

$4.5 million to refinance certain existing debt secured by the real property to be used as collateral for the loan.

          The loan will have a five year term and will bear interest at a rate of 6.75% per annum. It will be subject to customary representations and warranties, covenants and events of default. The loan will be secured by a lien on four parcels of real estate owned by the Purchaser.

          The Purchaser's financing is subject to certain conditions including
(i) satisfactory completion of certain title and real estate requirements; (ii) accuracy of representations and warranties; (iii) absences of default; (iv) negotiation and execution of documentation satisfactory to Arvest Bank; (v) satisfactory completion of Arvest Bank's due diligence review; and (vi) no material adverse change in financial condition, assets, nature of the assets, operations or prospects of the Purchaser.

          The Purchaser intends to repay the money borrowed to finance the Offer and the Merger with rental income received from NHC.

          No alternative plans for financing the transactions have been made by the Purchaser.


12.  Conditions of the Offer

          Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following events shall occur:

          (a) there shall be any law enacted, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding by any governmental entity shall be pending (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any tendered Shares, or the purchase of Shares, or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, (ii) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation of all or a material portion of NHC's businesses or assets, (iii) seeking to compel Purchaser to dispose of or hold separate any material portion of the business or assets of NHC, (iv) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (v) imposing material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to NHC's stockholders, (vi) limit or prohibit any material business activity by Purchaser, including, without limitation, requiring the prior consent of any person or entity (including any governmental entity) to future transactions by Purchaser, or (vii) which otherwise would reasonably be expected to have a material adverse effect on NHC; or

          (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange and in the Nasdaq National Market System (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation or proposed limitation (whether or not mandatory) by any United States governmental entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (iv) in the case of any of the situations in clauses (i) through (iii) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (c) the Board or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer or the transactions contemplated by it or (ii) shall have adopted any resolution to effect the foregoing; or

          (d) since the date of this Offer to Purchase there shall have occurred any event, circumstance, change, effect or development that, individually or in the aggregate with any other events, circumstances, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on NHC; or

          (e) the Purchaser shall not have received proceeds from its financing arrangement with Arvest Bank in an amount sufficient to consummate the Offer and, if necessary, the Merger or alternative financing on substantially similar terms as the terms offered by Arvest Bank.

          The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights shall be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.


13.  Certain Legal Matters; Required Regulatory Approvals

          General. Based on its review of publicly available filings by NHC with the SEC and other publicly available information regarding NHC, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of NHC and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein, or any filings, approvals, or other actions by or with any domestic (state or federal) or foreign governmental authority or administrative or regulatory agency that would be required prior to the Purchaser's acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, there can be no assurance that any such additional approval or action would be obtained without substantial conditions or that adverse consequences might not result to NHC's business. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See Section 12 for a description of conditions to the Offer, including legal matters and governmental actions.

          State Takeover Law. NHC is incorporated under the laws of the State of Arkansas. The Arkansas Investor Protection Takeover Act, codified at Arkansas Code Annotated Section 23-43-101 et seq. (the "Takeover Act"), prohibits a third party from making a takeover offer for shares of a corporation organized under the laws of the State of Arkansas unless (i) the offer is registered with the Arkansas Securities Department (the "Department"), or (ii) an order of exemption is granted by the commissioner of the Department (the "Commissioner"). The Offer qualifies as a "takeover offer." However, the Purchaser requested that the Commissioner issue an order exempting the Offer from the provisions of the Takeover Act. The Commissioner granted an order of exemption on October 26, 2001.

          A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. NHC does not have substantial assets or operations outside of the State of Arkansas, and the Purchaser does not believe that the anti-takeover laws of any other state will apply to the Offer.

          In 1982, in Edgar v. MITE Corp., the Supreme Court of the United
                      -------------------
States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of
--------------------------------------
Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal
                             ------------------------------------
District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District
                            -------------------------------
Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee.
This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand
                                                                        -----
Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated
-------------------------------
Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

          If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between the Purchaser and NHC, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares.

          Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade SEC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because NHC has less than $50 million in assets.


14.  Certain Fees and Expenses

          The Purchaser has retained UMB Bank, N.A. to serve as the Depositary and Corporate Communications, Inc. to act as Information Agent. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer. Each of the Depositary and the Information Agent will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

          Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer, or other person (other than Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.


15.  Miscellaneous

          The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

          The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the SEC in the same manner as described in "The Tender Offer - Section
8. Certain Information Concerning NHC." with respect to information concerning NHC, except that they will not be available at the regional offices of the SEC.

          No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, uner any circumstances, create any implication that there has been no change in the affairs of the Purchaser or NHC since the date as of which information is furnished or the date of this Offer to Purchase.

                                    ANNEX A

                            CERTAIN SECTIONS OF THE
                            ARKANSAS CODE ANNOTATED
                                   CONCERNING
                        DISSENTER'S AND APPRAISAL RIGHTS


4-27-1301. Definitions.

In this subchapter:

1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under 4-27-1302 and who exercises that right when and in the manner required by 4-27-1320 - 4-27-1328;

3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder

7. "Shareholder" means the record shareholder or the beneficial shareholder.

History. Acts 1987, No. 958, 1987 (1st Ex. Sess.), No. 11, 10. A.S.A. 1947, 64-
1301.

4-27-1302. Right of dissent.

A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party:

 (i) If shareholder approval is required for the merger by 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

 (ii) If the corporation is a subsidiary that is merged with its parent under 4-27-1104;

2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

 (i)   Alters or abolishes a preferential right of the shares;

 (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

 (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

 (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

 (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under 4-27-604; or

5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

History. Acts 1987, No. 958, 1987 (1st Ex. Sess.), No. 11, 11. A.S.A. 1947, 64-
1302.

4-27-1303. Dissent by nominees and beneficial owners.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1303.

4-27-1320. Notice of dissenters' rights.

A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

B. If corporate action creating dissenters' rights under 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in 4-27-1322.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1304.

4-27-1321. Notice of intent to demand payment.

A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1305.

4-27-1322. Dissenters' notice.

A. If proposed corporate action creating dissenters' rights under 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 4-27-1321.

B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

5. Be accompanied by a copy of this subchapter.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1306.

4-27-1323. Duty to demand payment.

A. A shareholder sent a dissenters' notice described in 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1307.

4-27-1324. Share restrictions.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under 4-27-1326.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1308.

4-27-1325. Payment.

A. Except as provided in 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

B. The payment must be accompanied by:

1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

2. A statement of the corporation's estimate of the fair value of the shares;

3. An explanation of how the interest was calculated;

4. A statement of the dissenter's right to demand payment under 4-27-1328; and

5. A copy of this subchapter.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1309.


4-27-1326. Failure to take action.

A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under 4-27-1322 and repeat the payment demand procedure.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1310.

4-27-1327. After-acquired shares.

A. A corporation may elect to withhold payment required by 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 4-27-1328.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1311.

4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under 4-27-1325), or reject the corporation's offer under 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

1. The dissenter believes that the amount paid under 4-27-1325 or offered under 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

2. The corporation fails to make payment under 4-27-1325 within sixty (60) days after the date set for demanding payment; or

3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1312.

4-27-1330. Court action.

A. If a demand for payment under 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E. Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under 4-27-1327.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1313.

4-27-1331. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 4-27-1328.

B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 4-27-1320 - 4-27-1328; or

2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

History. Acts 1987, No. 958, A.S.A. 1947, 64-1314.

          Facsimile copies of letters of transmittal, properly completed and duly executed, will be accepted. Letters of transmittal, NHC stock certificates and any other required documents should be sent or delivered by each NHC stockholder or broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                                 UMB BANK, N.A.

By hand:                           By courier:                      By mail:
UMB Bank, N.A.                     UMB Bank, N.A.                   UMB Bank, N.A.
Securities Transfer Division       Securities Transfer Division     Securities Transfer Division
928 Grand Boulevard, 13th Floor    928 Grand Boulevard, 13th Floor  P.O. Box 410064
Kansas City, Missouri 64106        Kansas City, Missouri 64106      Kansas City, Missouri  64141-0064

                         By facsimile:  (816) 860-3963

                       Telephone Number:  (800) 884-4225

                       __________________________________



If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                         CORPORATE COMMUNICATIONS, INC.
                             523 Third Avenue South
                          Nashville, Tennessee  37210

                        Call toll free:  (800) 899-6181
                        at the tone, dial extension 990